EXHIBIT 10.75

John Squires

Time Inc.

1271 Avenue of the Americas

New York, NY 10020

October 10, 2008

Re:	First Addendum to Private Label Publisher Master Services Agreement Dated June 15, 2007

Dear John:

This letter (“Addendum”) amends the above-referenced Private Label Publisher Master Services Agreement dated June 15, 2007 (the “Master Terms”) between Time Inc. (“Time”) and Quigo Technologies, Inc. (“Quigo”). Capitalized terms unless otherwise defined in this Addendum shall have the meanings assigned to them in the Master Terms. In the event of any conflict between this Addendum and any Enrollment Form and/or the Master Terms, this Addendum shall control.

Now, for mutual good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree that, as of the Effective Date written below (the “Addendum Effective Date”), the Master Terms are amended as follows:

The following text is added to the end of Section 3:

3.5   (a) In the event that Time or a Time Publisher elects to sell AdSonar inventory to its Advertisers or potential Advertisers by means of an insertion order (“IO”), a Time or Time Publisher representative will notify Quigo of the proposed buy so that Quigo can provide information with respect to pricing and estimated campaign performance prior to issuance of the IO by Time or the applicable Time Publisher. Quigo shall inform Time or a Time Publisher if it wishes to perform credit checks and check bank references of such Advertisers or potential Advertisers but Quigo must receive Time’s or a Time Publisher’s prior consent before performing such checks. In the event that Time or a Time Publisher does not consent to Quigo performing such credit checks, Quigo shall inform Time as to whether it wishes to proceed with such Advertisers or Potential Advertisers or whether it declines such Advertisers or potential Advertisers. In the event that Time or a Time Publisher consents to Quigo performing a credit check, if Quigo reasonably determines that the relevant Advertiser or potential Advertiser’s creditworthiness is questionable, Quigo may decline such Advertiser or potential Advertiser.

(b) The IO will include a line item stating that such Advertisers’ purchase of AdSonar inventory is subject to Quigo’s AdSonar Standard Terms and Conditions located at http://www.adsonar.com/admin/Advertisers/AdvertiserTerms.jsp, and that said Advertiser agrees to such AdSonar Standard Terms and Conditions. Advertisers who purchase AdSonar inventory using the method described in this Section 3.5 are hereafter referred to as the “Time IO Advertisers”.

Quigo Technologies, Inc.

Confidential

(c) Quigo will provide to Time or the applicable Time Publisher, by the 5th calendar day of each month, a report detailing the estimated and actual campaign performance of the Time IO Advertisers during the previous calendar month.

(d) Quigo will invoice Time or the applicable Time Publisher for the amounts incurred with respect to the Time IO Advertisers on a monthly basis (which amounts shall reflect the amounts actually billed to such Time IO Advertisers by Time or the applicable Time Publisher based on the campaign performance report provided by Quigo pursuant to Section 3.5(c)), and, subject to Section 3.5(e) below, Time shall pay such invoice within sixty (60) days of the end of the month with respect to which the invoice applies, including any applicable taxes or charges imposed by any governmental entity (but excluding taxes on the net income of Quigo).

(e) Quigo agrees to hold Time or the applicable Time Publisher liable for payments solely to the extent proceeds have cleared from the Time IO Advertiser to Time or the applicable Time Publisher for Ads placed in accordance with the IO. For sums not cleared to Time or the applicable Time Publisher, Quigo agrees to hold the Time IO Advertiser solely liable. Time or the applicable Time Publisher shall make every reasonable effort to collect and clear payment from Time IO Advertisers on a timely basis. If Time IO Advertiser proceeds have not cleared for the IO, other Time IO Advertisers shall not be prohibited from advertising on AdSonar due to such non-clearance if such other Time IO Advertisers’ credit is not in question. Upon the request of Quigo, Time or the applicable Time Publisher will confirm whether the Time IO Advertiser has paid to Time or such Time Publisher funds sufficient to make payments pursuant to the IO. If Quigo reasonably believes that a Time IO Advertiser’s credit is or becomes impaired, Quigo may require payment in advance or may immediately stop serving and displaying such Time IO Advertiser’s Ads.

Quigo Technologies, Inc.

Confidential

This Addendum constitutes the entire understanding of the parties with respect to its subject matter and, except as amended herein, the Agreement shall remain in full force and effect. If the terms of this Addendum are acceptable to you, please countersign this copy and return a copy to us.

Sincerely,

Quigo Technologies, Inc.

Time Inc.:

By:	/s/ John Squires

Effective Date:

Name:	John Squires

Title:	EVP

Quigo Technologies, Inc.

Confidential